Exhibit 99.3

Bunge and Corn Products Merger Employee Communication Session June 23, 2008 CONFIDENTIAL This presentation is for Corn Products International employees only and is not to be copied or distributed

Our Core Values Integrity Excellence Respect Financial Success

Transaction Background Bunge expressed an interest in Corn Products Board had fiduciary responsibility to give Bunge offer consideration and evaluation The more we looked at the Bunge offer, the more it became a compelling strategic fit for our Company and the best path to take for all stakeholders

Transaction Overview Deal has been approved by the Boards of both companies Bunge to acquire Corn Products in an all-stock transaction valued at $56 per Corn Products common share Value of transaction, including assumption of our debt, should be approximately $4.8 billion Upon closing, Corn Products shareholders will receive common shares of Bunge based on an exchange formula described in the public announcement Transaction expected to close early in the fourth quarter of 2008 Closing subject to customary conditions, including regulatory clearances and approval by the shareholders of both companies

Bunge at a Glance Leading global agribusiness and food company founded in 1818 with headquarters in White Plains, New York More than 25,000 employees in over 30 countries 2007 net sales of $37 billion and net income of $778 million Major businesses: oilseed processing; vegetable oil, margarine and mayonnaise; premium edible oils; and South America fertilizer Goal: Build the best agribusiness and food company in the world Strategy: Move to higher-value ingredients Bunge Core Values Our Core Values Integrity -- Integrity Teamwork -- Excellence Customer Focus -- Respect Commitment -- Financial Success Openness and Trust Entrepreneurship For more information, visit www.bunge.com

Why Does This Merger Work? Corn Products fits Bunge strategy to add higher-value products to its portfolio and Bunge will enable Corn Products to accelerate exceling at the base business and growing geographically Gives Bunge a corn value chain it desires and further agribusiness diversification Corn Products to become key operating subsidiary of a much larger public company with a greater scope, breadth and financial resources Optimum fit for Corn Products in today's rapidly changing agribusiness and processing environment Enhanced career and development opportunities for our employees as part of larger and more diverse organization Highly complementary to Bunge's businesses - commercially, operationally and geographically Creates opportunities for our business to grow more quickly and strategically - and in more areas of the world

Impact of Bunge Merger Corn Products will become a subsidiary of Bunge Corn Products headquarters will remain in Westchester No closure of industrial facilities expected Aggregate health and welfare benefits will be comparable for the next year; beyond that point, the company will move to standardize benefits Synergies are expected in areas such as procurement, logistics and elimination of duplicate costs Bunge and Corn Products share a common culture around core values and strong ethics, a rich and successful heritage in the agribusiness and processing industries, and talented and dedicated workforces Both companies have a long history of respect for their people and a strong support of the communities where operations exist

What's Next As is our practice, we pledge to keep you informed on a regular basis as more information becomes available Integration team of people from both companies will be formed Communication with Bunge will occur through joint integration teams

Summary For now, I ask for your patience as we work through this transition phase together We recognize there is some anxiety and uncertainty because all questions cannot be answered right away We are still a publicly traded, independent company and we must continue to perform in the same excellent and dedicated way we always have I know I can count on each and every one of you in the Corn Products family to make this a successful undertaking We can take great pride in what we have accomplished as Corn Products and look to achieve even more in this new chapter for our Company

Speed Competitiveness Quality Excel at Our Base Business Drive Organic Growth Expand Product Portfolios Grow Business in High-Growth Regions Be an Ingredient Supplier Customers Employees Community Shareholders Asset Utilization Innovation Integrity Excellence Respect Financial Success 2008 Food Production Category 2008 Food Production Category 2008 Food Production Category 2008 Food Production Category Rank Company Score 1 Bunge 7.08 2 Corn Products 6.85 3 Pilgrim's Pride 6.79 4 Smithfield Foods 6.34

Q & A